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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 17, 1996, accompanying the financial statements of Amplidyne, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption 'Experts.'

                                          GRANT THORNTON LLP

Parsippany, New Jersey
January 7, 1997